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Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
IRIDEX CORPORATION
of
Up to 487,500 Shares of its Common Stock
at a Purchase Price of $4.10 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2012,
UNLESS THE OFFER IS EXTENDED.

        IRIDEX Corporation, a Delaware corporation (the "Company," "IRIDEX," "we," or "us"), is offering to purchase up to 487,500 shares of its common stock, par value $0.01 per share (the "common stock"), at a purchase price of $4.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.

        We will purchase only shares properly tendered and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares tendered that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

        Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our issued and outstanding shares (or approximately 178,777 shares). See Sections 1 and 15.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        The shares are listed and traded on the Nasdaq Global Market ("NASDAQ") under the symbol "IRIX". On November 5, 2012, the most recent practicable trading day before we commenced the Offer, the last reported sale price of the shares on NASDAQ was $3.76 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Depositary, nor either of the Information Agents is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        There will be no dealer manager for the Offer.

November 7, 2012

 IMPORTANT

        If you desire to tender all or any portion of your shares, you should either:

          (1)   (a)    if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

            (b)   if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

          (2)   if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

        If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

        To properly tender shares, you must validly complete the Letter of Transmittal.

        Questions and requests for assistance may be directed to The Proxy Advisory Group, LLC or to Allen & Caron Inc., the Information Agents for the Offer, at their respective address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agents.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agents.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		iv
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS		xii
THE TENDER OFFER		2
1.	Terms of the Offer	2
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans	4
3.	Procedures for Tendering Shares	6
4.	Withdrawal Rights	12
5.	Purchase of Shares and Payment of Purchase Price	13
6.	Conditional Tender of Shares	14
7.	Conditions of the Tender Offer	14
8.	Price Range of the Shares	17
9.	Source and Amount of Funds	17
10.	Information About IRIDEX Corporation	18
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	19
12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	27
13.	Legal Matters; Regulatory Approvals	27
14.	Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders	28
15.	Extension of the Tender Offer; Termination; Amendment	30
16.	Fees and Expenses	31
17.	Miscellaneous	31

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. The Company is at times referred to as "we," "our" or "us." We refer to the shares of our common stock as the "shares." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

        IRIDEX Corporation

What is the Company offering to purchase?

        We are offering to purchase up to 487,500 shares of our common stock, par value $0.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

        The purchase price for the Offer is $4.10 per share. All shares we purchase will be purchased at the same price. If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

        We will purchase up to 487,500 shares in the Offer (representing approximately 5.5% of our issued and outstanding shares). If fewer than 487,500 shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 487,500 shares are tendered, we will purchase all shares tendered on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our issued and outstanding shares (or approximately 178,777 shares). In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Sections 1 and 7.

How will the Company pay for the shares?

        Assuming that the maximum of 487,500 shares are tendered in the Offer at the purchase price of $4.10 per share, the aggregate purchase price will be approximately $2.0 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our available cash and cash equivalents. See Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

        You may tender your shares until the Offer expires. The Offer will expire on December 7, 2012, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline.

        We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 7 are not met. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

        If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

        We believe that this Offer represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional costs to them.

        The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 9.

What are the significant conditions to the Offer?

        Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

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  No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred.

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  No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

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  No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

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  No commencement or escalation of war, armed hostilities or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

v

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  No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any subsidiary.

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  No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

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  No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

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  No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

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  Our determination that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to either (i) be held of record by less than 400 persons or (ii) be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 400 persons; or (2) to be delisted on NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on December 7, 2012, or any later time and date to which the Offer may be extended:

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  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Inc., the Depositary for the Offer.

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  If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

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  If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agents for assistance. The contact information for each of the Information Agents appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested. See Section 3.

        The tax consequences of exercising your vested options to purchase shares in order to tender such shares in the Offer depend on whether you hold incentive stock options ("ISOs"), which are intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs"), which are options that are not ISOs. You generally will not recognize income as a result of the grant or exercise of ISOs but will recognize gain at the time of sale or other disposition of the shares acquired upon exercise of your ISOs. Any gain generally will be taxed at long term capital gain rates if you sell or otherwise dispose of shares that you purchased through the exercise of an ISO more than two (2) years after the date of grant of the ISO, and more than one (1) year after the date of exercise of the ISO. However, if you currently hold vested but unexercised ISOs and you exercise such ISOs and tender such exercised shares in the Offer, such sale of your ISOs in exchange for a cash payment pursuant to the Offer will constitute a disposition of the shares prior to the two (2) year holding period required for the tax consequences described above to apply to your ISOs. Upon selling or otherwise disposing of shares purchased through the exercise of an ISO within either the two (2) year or one (1) year holding periods described above, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether you have held the shares for more than one (1) year. If you dispose of shares that you purchased through the exercise of an ISO without meeting both of the above holding periods in a transaction in which you would not recognize a loss (for example, a gift), the excess of the value of the shares on the exercise date over the exercise price will be treated as ordinary income. Any loss that you recognize upon disposition of shares purchased through the exercise of an ISO, whether before or after expiration of the two (2) year and one (1) year holding periods above, will be treated as a capital loss. That loss will be long-term or short-term depending on whether you have held the shares for more than one (1) year. In certain circumstances, the exercise and disposition of shares upon exercise of an ISO may affect the determination of your alternative minimum tax. The determination of alternative minimum tax is extremely complicated and is highly dependent on the tax situation of the individual tax payer. As a result, if you hold ISOs, you should be sure to consult your tax adviser before exercising any ISOs to fully understand and appreciate how the exercise of the ISOs and sale or other disposition of the shares in the Offer or otherwise may impact your tax situation.

        If you hold options that are NSOs, you are not required to recognize income at the time of grant. However, when you exercise the NSOs, you will recognize ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. Any gain or loss you recognize upon the sale or exchange of shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the shares for more than one (1) year. The holding period for the shares will begin just after the time you recognize income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discounted option awards, as described below). The amount of such gain or loss will be the difference between the amount you realize upon the sale or exchange of the shares, and the value of the Shares at the time you recognize ordinary income.

        Holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

What happens if more than 487,500 shares are tendered?

        If more than 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

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  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time;

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  second, from all other stockholders who properly tender shares on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

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  third, only if necessary to permit us to purchase 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares prior to the Expiration Time and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on December 7, 2012, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 4, 2013. See Section 4.

How do I withdraw shares I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Depositary, nor either of the Information Agents is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

        Stockholders who choose not to tender their shares will own a greater percentage interest in our issued and outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

        On November 5, 2012, the most recent practicable trading day before we commenced the Offer, the last reported sale price of the shares on NASDAQ was $3.76 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

        We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to ten business days after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 14. If you are a foreign stockholder (as defined in Section 3), you generally will be subject to U.S. withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed Internal Revenue Service ("IRS") Form W-8BEN (or other applicable Form W-8) claiming such reduction or exemption. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. You may be eligible to file for a refund from the IRS of all or a portion of such tax withheld if the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 are met or if you are entitled to a reduced or zero rate of withholding pursuant to an income tax treaty and the Depositary withheld at a higher rate. You also may be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Section 3.

        Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9 if you are a U.S. Holder. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% (under current law) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. See Section 3.

        All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

        In May 2011, our Board of Directors approved a stock repurchase program authorizing us to purchase in open market or privately negotiated transactions, up to $2.0 million worth of our common stock, from time to time during the next 12 months. In February 2012, our Board of Directors approved an extension of this stock repurchase program authorizing us to purchase up to $4.0 million worth of our common stock from time to time prior to March 2013. As of September 30, 2012, we still have the authorization to purchase up to $3.1 million in common shares under the stock repurchase program. This Offer is a primary element of the stock repurchase program, and assuming 487,500 shares are repurchased at a price of $4.10 per share in the Offer, we will have completed purchases of approximately $2.9 million of our common stock pursuant to the stock repurchase program. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 10.

Will I have to pay stock transfer tax if I tender my shares?

        We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or

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tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Will there be a dealer manager for the Offer?

        No. The Company is undertaking the Offer without using a dealer manager to reduce the fees associated with undertaking the Offer.

To whom can I talk if I have questions?

        If you have any questions regarding the Offer, please contact the Information Agents for this Offer: The Proxy Advisory Group, LLC, at (212) 616-2187 (for banks and brokers) or Allen & Caron Inc., at (888) 740-7130 (for all others). Additional contact information for each of the Information Agents is set forth on the back cover of this Offer to Purchase.

 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains "forward-looking statements," which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue," or the negative of such terms and similar expressions, as well as statements in future tense, identify forward-looking statements.

        You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

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  levels of future sales;

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  long-term growth;

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  market acceptance and adoption of our products and operating results;

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  license revenue;

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  gross margins;

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  expenses;

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  managing cash flows;

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  general economic conditions and levels of international sales;

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  tax and corporate strategy;

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  effects of seasonality;

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  FDA inspections;

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  our current and future liquidity and capital requirements; and

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  levels of future investment in research and development efforts.

        These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

        Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

        In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2012, and our Current Reports on Form 8-K filed January 4, 2012, February 6, 2012, February 21, 2012, June 15, 2012, August 29, 2012 and September 18, 2012, in each case as filed with the U.S. Securities and Exchange Commission (Commission File No. 000-27598), each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 10. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

 INTRODUCTION

To the Holders of our Common Stock:

        We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the "common stock"). Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 487,500 shares at a purchase price of $4.10 per share, net to the seller in cash, less applicable withholding taxes and without interest.

        The Offer will expire at 5:00 p.m., New York City time, on December 7, 2012, unless extended.

        All shares we acquire in the Offer will be acquired at the same purchase price. We will purchase only shares properly tendered and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

        Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our issued and outstanding shares (or approximately 178,777 shares). See Sections 1 and 15.

        Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare Inc., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Depositary, nor either of the Information Agents is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

        All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

        As of November 1, 2012, there were 8,938,871 shares of our common stock issued and outstanding. The 487,500 shares that we are offering to purchase hereunder represent approximately 5.5% of the total number of issued and outstanding shares of our common stock as of November 1, 2012. The shares are listed and traded on NASDAQ under the symbol "IRIX". On November 5, 2012, the most recent practicable trading day before we commenced the Offer, the last reported sale price of the shares on NASDAQ was $3.76 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price to tender their shares. See Section 8.

 THE TENDER OFFER

1.     Terms of the Offer

        General.    Upon the terms and subject to the conditions of the Offer, we will purchase up to 487,500 shares of our common stock, or if fewer than 487,500 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $4.10 per share, net to the seller in cash, less any applicable withholding tax and without interest.

        The term "Expiration Time" means 5:00 p.m., New York City time, on December 7, 2012, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC") and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our issued and outstanding shares (or approximately 178,777 shares). See Section 15.

        In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for "odd lots." The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

        If we:

  •
  increase or decrease the price to be paid for shares above or below $4.10 per share;

  •
  increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our issued and outstanding shares (or approximately 178,777 shares); or

  •
  decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        All shares we acquire in the Offer will be acquired at the same purchase price. We will purchase only shares properly tendered and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires.

        Stockholders can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 487,500 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 487,500 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

  •
  First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

  •
  tenders all shares owned beneficially of record by the Odd Lot Holder; and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

  •
  Third, if necessary to permit us to purchase 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Odd Lots.    The term "odd lots" means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

        To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot

Holders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agents and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

        Purpose of the Tender Offer.    In May 2011, our Board of Directors approved a stock repurchase program authorizing us to purchase in open market or privately negotiated transactions, up to $2.0 million worth of our common stock, from time to time during the next 12 months. In February 2012, our Board of Directors approved an extension of this stock repurchase program authorizing us to purchase up to $4.0 million worth of our common stock, from time to time prior to March 2013. As of September 30, 2012, we still had the authorization to purchase up to $3.1 million in common shares under the stock repurchase program. We intend to purchase up to 487,500 share of our common stock, representing an aggregate purchase price of approximately $2.0 million at the purchase price of $4.10 per share, in the Offer, representing approximately 5.5% of our issued and outstanding shares as of November 1, 2012. This tender offer is a primary element of this share repurchase program. Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders.

        We believe that the tender offer set forth in this Offer to Purchase represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

        The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 9.

        Neither we nor any member of our Board of Directors, nor the Depositary, nor either of the Information Agents is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

        Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

        Shares we acquire pursuant to the Offer will be cancelled. The Offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, they will increase their proportional stake in us if we complete the Offer. However, after termination of the Offer, our directors and executive officers may, in accordance with applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

        Other Plans.    Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer, other than as disclosed in our Current Report on Form 8-K filed on August 29, 2012, as amended;

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business, other than with respect to any additional future repurchases of our common stock pursuant to our stock repurchase program, to the extent funds are available under such program upon completion of the Offer;

  •
  any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our charter or by-laws that could impede the acquisition of control of us.

        Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. Additionally, from time-to-time we may liquidate, merge or reorganize our subsidiaries for tax and corporate-related purposes.

3.     Procedures for Tendering Shares

        Valid Tender.    For a stockholder to make a valid tender of shares under the Offer:

  (i)
  the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

  •
  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "—Book-Entry Transfer" below), and any other required documents; and

  •
  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "—Book-Entry Transfer" below); or

  (ii)
  the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's applicable deadline.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, and (2) all other required documents.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Stock Option Plans; Stock Awards.    Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the stock option plans and tender the shares received upon such exercise in accordance with the Offer. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

        The tax consequences of exercising your vested options to purchase shares in order to tender such shares in the Offer depend on whether you hold ISOs, which are intended to qualify for special tax treatment under Section 422 of the Code, or NSOs, which are options that are not ISOs. You generally will not recognize income as a result of the grant or exercise of ISOs but will recognize gain at the time of sale or other disposition of the shares acquired upon exercise of your ISOs. Any gain generally will be taxed at long term capital gain rates if you sell or otherwise dispose of shares that you purchased through the exercise of an ISO more than two (2) years after the date of grant of the ISO, and more than one (1) year after the date of exercise of the ISO. However, if you currently hold vested but unexercised ISOs and you exercise such ISOs and tender such exercised shares in the Offer, such sale of your ISOs in exchange for a cash payment pursuant to the Offer will constitute a disposition of the shares prior to the two (2) year holding period required for the tax consequences described above to apply to your ISOs. Upon selling or otherwise disposing of shares purchased through the exercise of an ISO within either the two (2) year or one (1) year holding periods described above, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether you have held the shares for more than one (1) year. If you dispose of shares that you purchased through the exercise of an ISO without meeting both of the above holding periods in a transaction in which you would not recognize a loss (for example, a gift), the excess of the value of the shares on the exercise date over the exercise price will be treated as ordinary income. Any loss that you recognize upon disposition of shares purchased through the exercise of an ISO, whether before or after expiration of the two (2) year and one (1) year holding periods above, will be treated as a capital loss. That loss will be long-term or short-term depending on whether you have held the shares for more than one (1) year. In certain circumstances, the exercise and disposition of shares upon exercise of an ISO may affect the determination of your alternative minimum tax. The determination of alternative minimum tax is extremely complicated and is highly dependent on the tax situation of the individual tax payer. As a result, if you hold ISOs, you should be sure to consult your tax adviser before exercising any ISOs to fully understand and appreciate how the exercise of the ISOs and sale or other disposition of the shares in the Offer or otherwise may impact your tax situation.

        If you hold options that are NSOs, you are not required to recognize income at the time of grant. However, when you exercise the NSOs, you will recognize ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. Any gain or loss you recognize upon the sale or exchange of shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the shares for more than one (1) year. The holding period for the shares will begin just after the time you recognize income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discounted option awards, as described below). The amount of such gain or loss will be the difference between the amount you realize upon the sale or exchange of the shares, and the value of the Shares at the time you recognize ordinary income.

        As a result of Section 409A of the Code and the Internal Revenue Service guidance issued with respect thereto ("Section 409A"), however, stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to you in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% tax plus penalties and interest. If you hold an unexercised discount stock option, it is likely that, in the year that the option vests, you would have to recognize income in an amount equal to the difference between the fair market value of the shares and the exercise price (the "spread"). In addition, it is likely that in the year of vesting, the amount of the spread will be subject to the 20% tax, plus possible late payment penalties and interest charges. Further, it is likely that during each subsequent tax year (until the option is exercised), any increase in the value of the underlying stock will be taxed as well. Finally, certain states have laws similar to Section 409A. For example, California has a provision similar to Section 409A and imposes a 20% tax on the spread plus possible late penalties and interest charges. Also, if you are an employee of the Company, the Company will be required to withhold from, and report to you and the federal government on Form W-2, any such income.

        Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

        Return of Any Unpurchased Shares.    The Depositary will return certificates for any unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Tendering Stockholders' Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        U.S. Federal Income Tax Backup Withholding and Withholding.    Under the U.S. backup withholding rules, 28% (under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the Internal Revenue Service.

        Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a foreign stockholder to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN or other applicable IRS Form W-8), signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding as described below.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% (UNDER CURRENT LAW) OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

        Gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to U.S. withholding tax at a rate of 30%, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A foreign stockholder may be eligible to file for a refund of all or a portion of such tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or if such stockholder is entitled to a reduced or zero rate of withholding pursuant to an applicable income tax treaty and the Depositary withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. We must report annually to the IRS any dividends paid to a foreign stockholder and the tax withheld with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the foreign stockholder resides. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (877) 373-6374. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.     Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on January 4, 2013, unless such shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person's participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will, subject to certain limitations and legal requirements, accept for payment and pay the purchase price (and thereby purchase) up to 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), properly tendered and not properly withdrawn before the Expiration Time.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

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  certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the book-entry transfer facility,

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  a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message, and

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  any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to ten business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

        Any tendering stockholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. backup withholding at a rate equal to 28% (under current law) of the gross proceeds paid to the stockholder or other payee pursuant to the

Offer. See Section 3. Any foreign stockholder will be subject to withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. See Section 3.

6.     Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 487,500 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 487,500 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

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  any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

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  the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

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  a decrease in excess of 10% in the market price for our shares or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

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  in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

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  any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

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  legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

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  there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

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  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

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  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

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  seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

  •
  any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

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  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

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  a tender or exchange offer for any or all of our issued and outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

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  we learn that:

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  any entity, "group" (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 6, 2012);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 6, 2012 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our issued and outstanding shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

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  we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

  •
  cause the shares to be held of record by less than 400 persons; or

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  cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

8.     Price Range of the Shares

        The shares are traded on NASDAQ under the symbol "IRIX". The following table sets forth, for each of the periods indicated, the high and low sales prices per share for our common stock as reported by NASDAQ, based on published financial sources.

	High	Low
Fiscal 2010
First Quarter	$4.49	$2.90
Second Quarter	4.50	3.65
Third Quarter	4.01	2.77
Fourth Quarter	3.96	3.30
Fiscal 2011
First Quarter	$4.65	$3.48
Second Quarter	4.55	3.58
Third Quarter	4.10	3.48
Fourth Quarter	3.80	3.15
Fiscal 2012
First Quarter	$4.50	$3.61
Second Quarter	4.49	3.12
Third Quarter	4.00	3.07
Third Quarter (through November 5, 2012)	4.09	3.54

        On November 5, 2012, the most recent practicable trading day before we commenced the Offer, the last reported sales price of the shares quoted on NASDAQ was $3.76 per share. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.

9.     Source and Amount of Funds

        Assuming that 487,500 shares are purchased in the Offer at the purchase price of $4.10 per share, the aggregate purchase price will be approximately $2.0 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.

        We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

10.   Information About IRIDEX Corporation

        IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, delivery devices and consumable instrumentation used to treat sight-threatening eye diseases in ophthalmology. On December 30, 2011 we entered into an agreement to sell our aesthetics business to Cutera, Inc. We announced the closing of the transaction on February 3, 2012. Our ophthalmology products are sold in the United States predominantly through a direct sales force and internationally through approximately 70 independent distributors in over 100 countries.

        Our ophthalmology products consist of laser systems, delivery devices and consumable instrumentation including laser probes, and are used in the treatment of serious eye diseases, including the three leading causes of irreversible blindness: diabetic retinopathy, glaucoma and age-related macular degeneration ("AMD"). In addition, our ophthalmology products are often used in vitrectomy procedures (used to treat proliferative diabetic retinopathy, macular holes, retinal tears and detachments) which are generally performed in the operating room and require a consumable single use intraocular laser probe ("EndoProbe") to deliver light to the back of the eye together with other instrumentation. Therefore our ophthalmology business includes:

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  a recurring revenue component, consisting of sales of consumable, predominantly single use laser probe devices and other instrumentation, combined with the repair, servicing and extended service contract protection for our laser systems, and

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  a capital component, which consists of the laser systems combined with durable delivery devices.

        Our laser systems consist of our IQ products which include IQ 532, IQ 577 and IQ 810 laser photocoagulation systems; and our OcuLight products including OcuLight TX, OcuLight Symphony (Laser Delivery System), OcuLight SL, OcuLight SLx, OcuLight GL and OcuLight GLx laser photocoagulation systems.

        Ophthalmologists typically use our laser systems in hospital operating rooms ("OR") and ambulatory surgical centers ("ASC"), as well as their offices and clinics. In the OR and ASC, ophthalmologists use our laser systems with either an indirect laser ophthalmoscope or a consumable, single use EndoProbe. Since our first shipment in 1990, more than 10,000 medical laser systems manufactured by IRIDEX have been sold worldwide.

        IRIDEX Corporation was incorporated in California in February 1989 as IRIS Medical Instruments, Inc. In November 1995, we changed our name to IRIDEX Corporation and reincorporated in Delaware.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information we file with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 000-27598)	Period or Date Filed
Annual Report on Form 10-K (including the information specifically incorporated by reference from our definitive proxy statement on Schedule 14A)	Fiscal Year Ended December 31, 2011, filed March 30, 2012
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2012, filed May 7, 2012
Quarterly Report on Form 10-Q	Fiscal quarter ended June 30, 2012, filed August 7, 2012
Quarterly Report on Form 10-Q	Fiscal quarter ended September 29, 2012, filed November 5, 2012
Current Reports on Form 8-K	Filed January 4, 2012, February 6, 2012, February 21, 2012, June 15, 2012, August 29, 2012 and September 18, 2012

        Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: IRIDEX Corporation, Attention: Chief Financial Officer, 1212 Terra Bella Avenue, Mountain View, California 94043, Telephone: (650) 940-4700. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.IRIDEX.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of November 1, 2012, there were 8,938,871 shares of our common stock issued and outstanding. The 487,500 shares we are offering to purchase under the Offer represent approximately 5.5% of the total number of issued and outstanding shares as of November 1, 2012.

        As of September 30, 2012, BlueLine Partners, Paragon Associates JV, Kennedy Capital Management, Inc. and Heartland Advisors, Inc. are the only beneficial owners known to IRIDEX to hold more than 5% of our common stock, beneficially owning shares representing approximately 50.1% of the total number of our issued and outstanding shares. We have no information as to whether any of these entities will participate in the Offer. Assuming we purchase 487,500 shares in the Offer, and that BlueLine Partners, Paragon Associates JV, Kennedy Capital Management, Inc. and Heartland Advisors, Inc. do not tender any shares in the Offer, the percentage beneficial ownership of BlueLine Partners, Paragon Associates JV, Kennedy Capital Management, Inc. and Heartland Advisors, Inc. would be approximately 53.0%, and the percentage beneficial ownership of each of BlueLine Partners,

Paragon Associates JV, Kennedy Capital Management, Inc. and Heartland Advisors, Inc. will be approximately as appears in the last column of the table below.

	Prior to the Offer		After the Offer
	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner		Percentage of Shares(1)	Percentage of Shares(3)
5% Stockholders:
BlueLine Partners(4) 402 Railroad Avenue, Suite 201 Danville, CA 94526	2,477,173	27.6%	29.2%
Paragon Associates JV(5) 400 Crescent Court, Suite 260 Dallas, TX 75201	750 ,000	8.4%	8.9%
Kennedy Capital Management, Inc. 10829 Olive Boulevard St. Louis, MO 63141	764,274	8.5%	9.0%
Heartland Advisors, Inc.(6) 789 North Water Street Milwaukee, WI 53202	500,000	5.6%	5.9%

(1)
Based upon 8,960,397 shares of IRIDEX common stock issued and outstanding as of September 30, 2012. The number and percentage of share beneficially owned is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

(2)
Based on the most recent Schedule 13D (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase and a review of a stockholder listing report provided by a third party provider.

(3)
Calculated based on total shares issued and outstanding as of September 30, 2012 (8,960,397 shares) less 487,500 shares to be purchased in the Offer.

(4)
Includes shares owned by: BlueLine Capital Partners, L.P., BlueLine Capital Partners II, LLC, BlueLine Capital Partners III, LP, BlueLine Catalyst Fund VIII, L.P. and BlueLine Partners, L.L.C., together ("BlueLine Partners"). These securities are owned by BlueLine Catalyst Fund IX, L.P., who is a member of a "group" with BlueLine Capital Partners I, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Catalyst Fund VIII, L.P., BlueLine Partners, L.L.C. and BlueLine Partners II, L.L.C. BlueLine Partners, L.L.C. is the sole general partner of BlueLine Catalyst Fund IX, L.P.

(5)
Reflects 750,000 shares of Common Stock held of record by Paragon Associates and Paragon Associates II Joint Venture ("Paragon Associates JV"); Bradbury Dyer III, as the authorized agent of Paragon Associates JV, has the power to vote and dispose of the 750,000 shares of Common Stock held by Paragon Associates JV.

(6)
Reflects 500,000 shares of Common Stock which may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc.

        As of September 30, 2012, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of approximately 1,224,622 shares, representing approximately 12.9% of the total number of issued and outstanding shares as of September 30, 2012 (8,960,397 shares). Although shares of our common stock held by our directors and executive officers are eligible to be tendered in the Offer, our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers to approximately 13.6% of the total number of issued and outstanding shares as of September 30, 2012, assuming that we purchase 487,500 shares in the Offer. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

        As of September 30, 2012, the aggregate number and percentage of shares of our common stock that were beneficially owned by of our current directors and named executive officers were as appears in the second and third columns of the table below. Assuming we purchase 487,500 shares in the Offer and no director or executive officer tenders any shares in the Offer, the percentage beneficial ownership of each director and executive officer will be approximately as appears in the last column of the table below. Unless otherwise indicated, the address of each stockholder listed in the table below is c/o IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, California 94043.

	Prior to the Offer		After the Offer
	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner		Percentage of Shares(1)	Percentage of Shares(2)
Directors and Executive Officers:
William M. Moore(3)	161,839	1.8%	1.9%
Theodore A. Boutacoff(4)	342,380	3.7%	4.0%
James H. Mackaness(5)	138,875	1.5%	1.6%
Eduardo Arias(6)	212,925	2.3%	2.5%
Sanford Fitch(7)	64,396	*	*
Garrett A. Garrettson, Ph.D.(8)	77,396	*	*
James B. Hawkins(10)	75,396	*	*
Ruediger Naumann-Etienne, Ph.D.(10)	151,415	1.7%	1.8%
Dominik Beck, Ph.D.	0	*	*
All directors and executive officers as a group (9 person)(11)	1,224,622	12.9%	13.6%

*
Less than 1% of the issued and outstanding common stock.

(1)
Based upon 8,960,397 shares of IRIDEX common stock issued and outstanding as of September 30, 2012. The number and percentage of share beneficially owned is determined in accordance with the rules of the SEC and generally includes any shares as to which a person has sole or shared voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of September 30, 2012 and all shares of restricted stock (whether vested or held) on September 30, 2012, are deemed issued and outstanding. Such shares are not deemed issued and outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Calculated based on total shares issued and outstanding as of September 30, 2012 of 8,960,397, less 487,500 shares to be purchased in the Offer.

(3)
Includes 32,499 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(4)
Includes 183,333 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(5)
Includes 136,875 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(6)
Includes 66,000 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(7)
Includes 40,000 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(8)
Includes 55,000 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(9)
Includes 25,000 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

(10)
Includes 15,500 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012. Includes 64,019 shares owned by Intertec Healthcare Partners LP ("Intertec"), over which Dr. Naumann-Etienne may be deemed to share voting and dispositive power as a result of his position as a general partner. Includes 22,000 shares owned by the Naumann-Etienne Foundation, over which Dr. Naumann-Etienne may be deemed to share voting and dispositive power as a result of his position as president. Dr. Naumann-Etienne disclaims beneficial ownership of the shares held by Intertec, except to the extent of his proportionate partnership interest therein, and beneficial ownership of the shares held by Lamed and the Naumann-Etienne Foundation, except to the extent of his pecuniary interest therein.

(11)
Includes 554,207 shares subject to options that are exercisable or would become exercisable within 60 days of September 30, 2012.

  Equity Incentive Plans

        Employee Stock Purchase Plan.    Our 2005 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in June 2005. The Purchase Plan permits eligible employees (including officers) to purchase shares of our common stock through payroll deductions, which may not exceed 10% of an employee's compensation. No employee may purchase more than $25,000 worth of stock under an option in any calendar year in which such option remains outstanding or more than 1,000 shares of our common stock in any offering period. The price of shares purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or the end of the offering period. In February of 2007 the Board suspended the Purchase Plan until further notice.

        1995 Director Option Plan.    In October 1995, we adopted the 1995 Director Option Plan (the "Director Plan"), under which members of the Board of Directors are granted options to purchase 11,250 shares upon the first to occur of their appointment or the adoption of the Director Plan ("First Option") and an option to purchase 3,750 shares ("Subsequent Option") on July 1 of each year thereafter provided that he or she has served on the Board for at least the preceding six months. The options granted are at fair market value on the date of grant. The First Option becomes exercisable as to one-twelfth (1/12) of the shares subject to the First Option for each quarter over a three-year period. Each Subsequent Option becomes exercisable as to one-fourth (1/4) of the shares subject to the Subsequent Option for each quarter, commencing one quarter after the First Option and any previously granted Subsequent Options have become fully exercisable. Options granted under the Director Plan had a contractual term of ten years. In the event of our merger with or into another corporation, resulting in a change of control, or the sale of substantially all of our assets, each Director Plan options become exercisable in full and shall be exercisable for 30 days after written notice to the holder. The Director Plan terminated in 2005.

        1998 Stock Plan.    Our 1998 Stock Plan (the "1998 Plan"), as amended, provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options, stock purchase rights ("SPRs"), restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. The exercise price of incentive stock options and stock appreciation rights granted under the 1998 Plan must be at least equal to the fair market value of the shares at the time of grant (except as permitted under Section 424(a) of the Code). With respect to any recipient who owns stock possessing more than 10% of the voting power of our issued and outstanding capital stock (a "10% holder"), the exercise price of any option or SPR granted must be at least equal to 110% of the fair market value at the time of grant. Options granted under the 1998 Plan are exercisable at such times and under such conditions as determined by the Administrator; generally over a four year period. The maximum term of incentive stock options granted to any recipient must not exceed ten years; provided, however, that the maximum term of an incentive stock option granted to a 10% Holder must not exceed five years. In the case of SPRs, unless the Administrator determines otherwise, the Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). Such repurchase option lapses at a rate determined by the Administrator. The purchase price for shares repurchased by the Company is the original price paid by the purchaser. In June 2006, this plan was amended to shorten the contractual life of all option grants made after June 2006 to a seven year term. As of September 30, 2012, no shares were subject to repurchase. The form of consideration for exercising an option or stock purchase right, including the method of payment, is determined by the Administrator. The 1998 Plan expired in February 2008. Upon an award holder's termination of service, an option or stock appreciation right will remain exercisable with respect to vested shares for a period determined by the administrator of the Incentive Plan, but in no event later than the award's original expiration date. In the event of our merger with or into another corporation or the sale of all or substantially all of our assets, awards granted under the 1998 Plan will be assumed or substituted by the successor corporation. If the successor corporation does not assume or substitute the awards, then such awards will become fully vested (and any performance goals or other vesting criteria deemed achieved at target levels and all other requirements met) and with respect to options and stock appreciation rights, exercisable for a period of time determined by the option's administrator and will terminate upon the expiration of such period.

        Stand-Alone Stock Options.    In February 2007, the Compensation Committee of our Board of Directors approved the grant of 235,000 non-qualified stock options, outside of the Company's existing stock plans, to a total of 54 new employees, both domestic and international, hired in connection with our acquisition of the assets of the aesthetics business of Laserscope. The options were granted as of February 28, 2007 at an exercise price of $10.06 per share. As of September 30, 2012 there were 4,000 shares outstanding and exercisable under these options. Upon an option holder's termination of service, such option will remain exercisable with respect to vested shares for a period of three months (or twelve months if such termination is due to death or disability), but in no event later than the option's original expiration date. In the event of our merger with or into another corporation or the sale of all or substantially all of our assets, the options will be assumed or substituted by the successor corporation. If the successor corporation does not assume or substitute the options, then such options will become fully vested and exercisable for a period of time determined by the option's administrator and will terminate upon the expiration of such period.

        2008 Equity Incentive Plan.    On June 11, 2008, our stockholders approved the adoption of the 2008 Equity Incentive Plan, (the "Incentive Plan"). The Incentive Plan provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees (including officers and employee directors) and consultants of options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other stock or cash awards as the administrator of the Incentive Plan may determine. The maximum aggregate number of shares that may be awarded and sold under the Incentive Plan was initially 300,000 shares plus any shares subject to stock options or similar awards granted under the 1998 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Plan that are forfeited to the Company on or after the date the 1998 Stock Plan expires, with the maximum number of shares that may be added from the 1998 Plan to be 1,367,361 shares. On June 13, 2012, our stockholders approved an amendment to the Incentive Plan to add 400,000 shares to the total number of shares of common stock reserved for issuance under the Incentive Plan. The exercise price of stock options and stock appreciation rights granted under the Incentive Plan must be at least equal to the fair market value of the shares at the time of grant (except as permitted under Section 424(a) of the Code). The exercise price of an incentive stock option granted to a 10% Holder must be at least equal to 110% of the fair market value of a share of our common stock at the time of grant. The maximum term of incentive stock options and stock appreciation rights granted under the Incentive Plan must not exceed ten years; provided, however, that the maximum term of an incentive stock option granted to a 10% Holder must not exceed five years. Upon an award holder's termination of service, an option or stock appreciation right will remain exercisable with respect to vested shares for a period determined by the administrator of the Incentive Plan, but in no event later than the award's original expiration date. In the event of our merger or change in control, each award under the Incentive Plan will be treated in the manner as determined by the administrator of the Incentive Plan, including the assumption or substitution of the award by the successor corporation. If the successor corporation does not assume or substitute the awards, then such awards will become fully vested (and any performance goals or other vesting criteria deemed achieved at target levels and all other requirements met) and with respect to options and stock appreciation rights, exercisable for a period of time determined by the option's administrator and will terminate upon the expiration of such period. The administrator of the Incentive Plan may amend, suspend or terminate the Incentive Plan at any time. The Incentive Plan will remain in effect for a period of ten years unless sooner terminated.

        Exchange Program.    In August 2009, we completed a one-time stock option exchange program to exchange certain employee stock options issued under the 1998 Plan, the Incentive Plan or in connection with our acquisition of the assets of the aesthetics business of Laserscope that had an exercise price per share greater than $3.00, for new stock options issued under the Incentive Plan (the "Exchange Program"). The exchange offer was made to U.S. employees of IRIDEX who, as the date of the exchange offer commenced, were actively employed and remained employed through the expiration of the exchange offer. Members of our board of directors and our executive officers who are subject to the provisions of Section 16 of the Exchange Act were not eligible to participate. The number of options held by eligible employees at the date of commencement was 663,018. Seventy-two eligible employees surrendered 364,162 options in exchange for 197,116 new options. These new options were granted pursuant to the Exchange Program and have an exercise price of $2.35 per share, the last reported sale price of IRIDEX common stock as reported by NASDAQ on August 27, 2009.

        The exchange of original options for new options was treated as a modification of the original options. As such, we will continue to recognize compensation cost for the incremental difference between the fair value of the new option and the fair value of the original options immediately before modification, reflecting the current facts and circumstances on the modification date, in addition to the compensation cost being incurred for the original options, over the vesting term of the new options. The Exchange Program resulted in an incremental expense of approximately $38 thousand, which is being recognized over the vesting periods of the new options which ranges from 6 months to 3 years.

  Restricted Stock Awards/Restricted Stock Units

        Effective for our 2011 fiscal year, each non-employee member of our Board of Directors will receive an annual equity award of either restricted stock or a restricted stock unit ("RSU"), at the election of such Board member, in each case equal to $20,000 worth of our common stock (determined at the fair market value of the shares at the time such award is granted) under our Incentive Plan.

Each equity award or RSU vests in full on the one-year anniversary of the date of grant provided that the non-employee member continues to serve on the Board through such date.

  Savings and Retirement Plan

        We have a plan known as the IRIS Medical Instruments 401(k) Trust to provide retirement benefits through the deferred salary deductions for substantially all U.S. employees. Employees may contribute up to 15% of their annual compensation to the plan, limited to a maximum amount set by the Internal Revenue Service. The plan also provides for Company contributions at the discretion of our Board of Directors. Prior to the start of fiscal 2009, we suspended the matching contributions. Subsequent to the year end, we reinstated a Company match in the amount of 50% of employee contributions up to a maximum of $3 thousand per year.

  Change of Control Agreements

        Change of Control Agreement with James Mackaness.    On January 22, 2008, the Company entered into a Change of Control and Severance Agreement (the "Change of Control Agreement") with James Mackaness, the Company's Chief Financial Officer and Chief Operating Officer. The Change of Control Agreement provides Mr. Mackaness with certain severance benefits in the event that his employment with the Company is terminated under certain circumstances described therein.

        If in the event that: (a) within twelve months following a Change of Control (as defined in the Change of Control Agreement), or (b) at any time prior to a Change of Control if such termination is effected at the request of an Acquiror (as defined in the Change of Control Agreement), (x) Mr. Mackaness terminates his employment with the Company for Good Reason (as defined in the Change of Control Agreement), or (y) the Company terminates Mr. Mackaness' employment without Cause (as defined in the Change of Control Agreement), and, in each case, Mr. Mackaness signs and does not revoke a standard release of claims with the Company, then Mr. Mackaness will receive the following severance from the Company:

  (i)
  Cash Severance Payment.    Mr. Mackaness would be paid a lump sum payment equal to six months of his base salary.

  (ii)
  Vesting Acceleration.    Fifty percent of the shares underlying the then-outstanding and unvested stock options in Company Common Stock held by Mr. Mackaness, if any, would immediately vest and become exercisable, and fifty percent of any shares of restricted stock in the Company then-held by Mr. Mackaness, if any, would immediately vest and the applicable Company right of repurchase or reacquisition with respect to such shares will lapse.

  (iii)
  Continued Employee Benefits.    Mr. Mackaness would receive reimbursement from the Company for a period of up to six months for the costs and expenses incurred by himself and/or his eligible dependents for coverage under the Company's benefit plans, provided that such coverage is timely elected under COBRA.

        If Mr. Mackaness' employment with the Company terminates: (i) voluntarily by Mr. Mackaness (except upon a termination for Good Reason (a) within twelve (12) months following a Change of Control, or (b) at any time prior to a Change of Control if such termination is at the request of an Acquiror), (ii) for Cause by the Company or (iii) without Cause by the Company if not (a) within twelve months following a Change of Control, or (b) at any time prior to a Change of Control if such termination is at the request of an Acquiror, then Mr. Mackaness would not be entitled to receive any severance from the Company.

        Executive Transition Agreement with Theodore A. Boutacoff.    On October 10, 2011, the Company entered into an Executive Transition Agreement (the "Transition Agreement") with Theodore A. Boutacoff, in connection with Mr. Boutacoff's resignation as the Company's President and Chief

Executive Officer and as a member of the Company's Board of Directors, and his appointment as the Company's Chief Technology Officer. Pursuant to the Transition Agreement, Mr. Boutacoff will receive an annualized base salary of $210,000 as well as other standard benefits of employment with the Company, and will be eligible to participate in the Company's existing profit and executive bonus programs, which are dependent on the Company's achievement of operating income objectives. In addition, the Transition Agreement provides that all outstanding stock option awards held by Mr. Boutacoff will be amended to extend the post-termination exercise periods of such awards to their respective expiration dates and, if Mr. Boutacoff remains employed with the Company through February 10, 2013, all of the shares underlying the then-outstanding and unvested equity awards held by Mr. Boutacoff, if any, would immediately vest. The Transition Agreement provides Mr. Boutacoff with certain severance benefits in the event that his employment with the Company is terminated under certain circumstances described therein.

        If in the event that (a) prior to February 10, 2013, (i) the Company terminates Mr. Boutacoff's employment (x) due to his death or Disability (as defined in the Transition Agreement) or (y) without Mr. Boutacoff's consent and without Cause (as defined in the Transition Agreement), or (ii) Mr. Boutacoff terminates his employment with the Company for Good Reason (as defined in the Transition Agreement), and, in each case, Mr. Boutacoff signs and does not revoke a standard release of claims with the Company, or (b) Mr. Boutacoff's employment with the Company terminates due to Mr. Boutacoff's death or Mr. Boutacoff becoming Disabled (as defined in the Transition Agreement), then Mr. Boutacoff or Mr. Boutacoff estate (as the case may be) will receive the following severance from the Company:

  (i)
  Cash Severance Payment.    Mr. Boutacoff would be paid in an aggregate amount equal to the base salary Mr. Boutacoff would have received had Mr. Boutacoff continued his employment with the Company through February 10, 2013. Such payment will be made ratably on a periodic basis through March 15 of the calendar year following the year of his employment termination in accordance with the Company's normal payroll policies.

  (ii)
  Continued Employee Benefits.    Mr. Boutacoff would receive Company-paid coverage for himself and/or his eligible dependents under the Company's medical, dental and vision plans, provided that such coverage is timely elected under COBRA.

  (iii)
  Vesting Acceleration.    All of the shares underlying the then-outstanding and unvested equity awards held by Mr. Boutacoff, if any, would immediately vest and become exercisable.

        The cash severance payment and continued employee benefits described above are subject to Mr. Boutacoff's not engaging in Competition (as defined in the Transition Agreement), and not having breached the release of claims or certain covenants in the Transition Agreement. In the event of a Change of Control of the Company prior to February 10, 2013, that occurs while the cash severance payment and/or continued employee benefits are being paid, the portions of such severance and/or benefit amounts that remain payable to him will be paid in a lump sum immediately prior to such Change of Control.

  Other Agreements with our Officers and Directors

        Indemnification.    We have entered into indemnification agreements with our directors and officers that may require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to make good faith determination whether or not it is practicable for us to obtain directors and officers insurance. We currently have directors and officers liability insurance.

  Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to November 6, 2012, except:

  (A)
  Repurchases of an aggregate of 84,090 shares of our common stock in the open market or private negotiated transactions in accordance with our stock repurchase program; each repurchase was financed by available cash balances and cash from operations;

  (B)
  The open market purchase of 9,800 shares of our common stock by William M. Moore (indirectly by spouse) on September 6, 2012 at an average market price of $3.77; and

  (C)
  The grant of 25,000 shares of restricted stock to William M. Moore on September 12, 2012 at a fair market value of $3.89.

12.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

        We believe that there will be a sufficient number of shares issued and outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining issued and outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.   Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders

        The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

        As used herein, a "U.S. Holder" means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

        If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership should consult their own tax advisors.

        Holders of shares that are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding and information reporting rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        Exchange of Shares Pursuant to the Tender Offer.    An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or

(c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (the "Section 302 tests"). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% 9which such rate is currently schedule to increase to ordinary income rates for payments made on or after January 1, 2013) on amounts treated as dividends, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        To the extent that amounts received pursuant to the Offer exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder's shares, and any amounts in excess of the U.S. Holder's tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

        We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

        Any U.S. Holder that, immediately before the exchange of our shares for cash pursuant to the Offer, owned at least 5% (by vote or value) of our total issued and outstanding shares must include a statement on or with such holder's tax return for the taxable year of the exchange indicating the fair market value and basis of the shares transferred and the amount of cash received pursuant to the Offer.

        See Section 3 with respect to the application of U.S. withholding, backup withholding and information reporting.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.   Extension of the Tender Offer; Termination; Amendment

        Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our discretion, if any of the conditions set forth in Section 7 has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If:

  •
  (a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our issued and outstanding shares (or approximately 178,777 shares), and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.   Fees and Expenses

        We have retained The Proxy Advisory Group, LLC and Allen & Caron Inc. to act as Information Agents and Computershare Inc. to act as Depositary in connection with the Offer. The Information Agents may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agents and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agents as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agents or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

        There is no dealer manager for the Offer.

17.   Miscellaneous

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agents.

November 7, 2012

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Inc.

By Mail:	By Overnight Courier:
Computershare Inc. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Inc. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET
FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agents at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agents for the Offer are:

The Proxy Advisory Group, LLC	Allen & Caron Inc.
18 East 41st Street, Suite 2000 New York, NY 10017-6219 Banks and Brokers Call: (212) 616-2187	18200 Von Karman, Suite 780 Irvine, CA 92612 All Others Call Toll-free: (888) 740-7130

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER